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                                                                    Exhibit 99.1


Contact:        Investor Relations                  Media Relations
                John Beneke                         Jeanmarie McFadden
                212-762-7282                        212-762-7842



                      MORGAN STANLEY DEAN WITTER ANNOUNCES
                   RECORD QUARTERLY AND FULL YEAR NET INCOME;
                 2 FOR 1 STOCK SPLIT; DIVIDEND INCREASE OF 67%

                        1999 EARNINGS PER SHARE UP 66%

NEW YORK, December 20, 1999 -- Morgan Stanley Dean Witter & Co. (NYSE:MWD) today reported record net income of $1,633 million for the quarter ended November 30, 1999 -- an 86 percent increase from $879 million in last year's fourth quarter./1/ Diluted earnings per share were $2.84 -- up 91 percent from $1.49 a year ago.

Net income for the full fiscal year was a record $4,791 million, 57 percent higher than $3,048 million a year ago. Diluted earnings per share were $8.20, up 66 percent from last year's $4.95.

Fourth quarter net revenues increased to $5.7 billion -- 43 percent higher than last year's fourth quarter. The annualized return on average common equity for the fourth quarter was 43.1 percent. Full year net revenues rose 34 percent to a record $22.0 billion and the return on average common equity was 32.6 percent.

Philip J. Purcell, Chairman, and John J. Mack, President, said in a joint statement, "It was a great quarter and a great year. Our firm has created a powerful engine for growth. In institutional securities, we more than doubled net income in the fourth quarter, set new records across the board for the year, and continued to build market share. Our Private


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/1/ All amounts for the three and twelve-month periods ended November 30, 1998 exclude a net after-tax gain of $345 million from the sales of businesses and a $117 million after-tax charge resulting from an accounting change. See Page F-1 of Financial Summary, Notes 1 and 2.

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Client Group is growing in the U.S. and expanding overseas, and this quarter we launched ichoice/sm/, an innovative client-centered service platform for individual investors. We've increased assets under management. The resurgence in our credit card business also continued in the fourth quarter, with significant growth in transaction volume, receivables and new accounts. We look forward to further growth in the new millennium."

The Company also announced that its Board of Directors took the following actions today:

 . Declared a 2 for 1 common stock split effected in the form of a 100 percent stock dividend, payable January 26, 2000 to common shareholders of record as of January 12, 2000.

 . Declared a quarterly cash dividend of $.40 per common share on a pre-split basis -- a 67 percent increase from $.24 per common share in the previous quarter. The dividend is payable January 20, 2000 to common shareholders of record as of January 12, 2000.

 . Authorized the repurchase, subject to market conditions and certain other factors, of an additional $1 billion of the Company's common stock for capital management purposes.

FOURTH QUARTER

SECURITIES

Securities net income increased to $1,390 million, up 103 percent from a year ago./2/ The increase was driven by a more than doubling in institutional securities earnings, and strong quarterly results for both the private client group and private equity.

 . Institutional securities fourth quarter results included record investment banking revenues and a strong quarter for equities. The Company's European and Asian businesses made significant contributions to the quarter's results.

 . Investment banking's outstanding performance was driven by record revenues from both its mergers and acquisitions and equity underwriting businesses. The division benefited from a high volume of merger activity across a number of industries as well as a high level of equity issuance, particularly in the technology, media and telecommunications sectors.


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/2/ Securities includes the results of private equity which were previously reported in Asset Management.

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 .  Institutional sales and trading also had an excellent quarter. Equities achieved record commission revenues driven by the highest trading volumes of the year in U.S. equity markets. Fixed income achieved improved results despite persisting concerns over the possibility of higher inflation and a decrease in customer activity early in the quarter.

 . The private equity group recognized near-record investment gains of $171 million compared to $54 million a year ago. This year's fourth quarter results stem largely from gains on an investment in Equant, a global data communications company, and on certain investments in private equity's venture capital portfolio.

 . The private client group achieved excellent quarterly revenues, driven primarily by high volumes in listed and over-the-counter equities markets, strong sales of new issues, and higher revenues from the distribution of asset management products.

 . The number of global financial advisors in the Company's private client group rose by 365 in the quarter to a record 12,674. Client assets increased by $47 billion to stand at a record $583 billion at fiscal year end.

 . In late October, the Company launched ichoice/sm/, its innovative client-centered service platform that gives investors the option of trading online, trading through a full-service account, or paying a single fee based on account assets. In conjunction with the ichoice/sm/ initiative, Discover Brokerage Direct was renamed Morgan Stanley Dean Witter Online.

ASSET MANAGEMENT

Asset Management posted quarterly net income of $118 million, a 24 percent increase from a year ago (excluding fourth quarter 1998's net gain from the sale of its global custody business). The increase reflects the continued growth in assets under management and administration.

 . Assets under management and administration increased by $10 billion during the fourth quarter to stand at $425 billion at fiscal year end.

 . Retail assets increased $11 billion during the quarter and $39 billion during the year to a total of $258 billion. Institutional assets decreased $1 billion during the quarter but were up $10 billion from a year ago to stand at $167 billion.

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 .  As of November 30, 1999, Morningstar gave overall ratings of four or five to
   51 funds offered by the Company (out of a total of 134 of the Company's funds that received ratings). The Company now has the second highest number of funds receiving Morningstar's two highest ratings.

CREDIT SERVICES

Credit Services net income increased by 26 percent to $125 million, compared to $99 million (excluding the net gain on sales of its interest in SPS and certain BRAVO receivables) in last year's fourth quarter. The increase in net income was driven by the continued improvement in credit quality and record quarterly transaction volume.

 . The consumer loan net charge-off rate fell to 4.63 percent from 6.94 percent a year ago. The over-30-day delinquency rate declined to 6.32 percent compared to 6.53 percent a year ago.

 . Transaction volume surged 37 percent to a record $20.5 billion, driven by increased balance transfers and higher sales volume.

 . Total managed consumer loans rose to a record $38.0 billion -- $5.5 billion higher than a year ago.

 . The Discover/NOVUS Network enrolled 233,000 new merchant locations during the quarter -- a 140 percent increase over the fourth quarter enrollment a year ago.

FULL YEAR

SECURITIES

The Company's securities business posted record net income of $3,674 million in fiscal 1999, a 64 percent increase from fiscal 1998. Net revenues were up 42 percent to $16.3 billion, reflecting record performances in institutional securities, the private client group and private equity.

In institutional securities, the Company achieved record results in investment banking, equities, fixed income and commodities. For the first eleven months of calendar year 1999, the Company continued to hold a leadership position in announced global merger and acquisition transactions, with our transaction dollar volume surging 72 percent to above the $1 trillion level. In addition, the Company improved its market share and ranks second in both

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worldwide equity and equity related underwriting and worldwide investment grade debt underwriting./3/ In equity research, the Company ranked second on a weighted average basis in the 1999 Institutional Investor Research All-America Poll. The Company had an outstanding year in Europe, driven by high levels of mergers and acquisition activity and related financings as well as rapid development of a corporate debt market.


Private equity recognized full-year investment gains of $433 million, up 27 percent from $340 million in 1998. This year's record gains were largely the result of positions in Equant and Allegiance Telecom as well as the success of venture capital activities.

The private client group's number of global financial advisors increased by a record 1,436 to total 12,674. It also achieved a record net increase of 592,000 domestic client accounts to total approximately 4.5 million. Client assets increased $140 billion to stand at $583 billion at fiscal year end.

ASSET  MANAGEMENT

The Company's asset management business reported net income of $455 million, up 83 percent from last year (excluding the net gain on last year's sale of its global custody business). For the year, the Company continued to grow its assets under management and administration. At fiscal year end, these assets stood at $425 billion, an increase of $49 billion from a year ago.

CREDIT SERVICES

Credit Services net income was a record $662 million, a 19 percent increase from fiscal 1998 (excluding the net gain from last year's sales of businesses). Net revenues rose $380 million, or 12 percent, to more than $3.5 billion. The consumer loan net charge-off rate fell to 5.42 percent for the year from 6.90 percent a year ago. Managed loans rose 17 percent to a record $38.0 billion and transaction volume for the year was a record of $70.6 billion. Discover enrolled a record 615,000 merchant locations during the year and added more than 5.4 million new card accounts, the largest yearly increase since 1987. During the year, Discover launched its new premium credit card, Discover Platinum, and expanded


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/3/ Source: Securities Data Corp. - January 1 to November 30, 1999.

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internationally with the introduction of its Morgan Stanley Dean Witter credit card in the United Kingdom.

Total capital at November 30, 1999 was $39.7 billion, including $17.4 billion of common and preferred shareholders' equity and preferred securities issued by subsidiaries. Book value per common share was $29.69, based on period end shares outstanding of 552,315,049.

The Company repurchased approximately 25 million shares of its common stock during the 1999 fiscal year.

Morgan Stanley Dean Witter & Co. is a global financial services firm and a market leader in securities, asset management and credit services. The Company has offices in New York, London, Tokyo, Hong Kong, and other principal financial centers around the world and has 475 securities branch offices throughout the United States.

Access this press release on-line @www.msdw.com



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                            (See Attached Schedules)



This release may contain forward-looking statements. These statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of the risks and uncertainties that may affect the Company's future results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 1998 Annual Report to Shareholders and the Company's Quarterly Reports on Form 10-Q for fiscal 1999.

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